Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6800 Fax 626.817.8838
NEWS RELEASE

FOR FURTHER INFORMATION AT THE COMPANY:
Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS NET INCOME FOR FIRST QUARTER 2013 OF $72.1 MILLION, UP 6% FROM PRIOR YEAR AND EARNINGS PER SHARE OF $0.50, UP 11% FROM PRIOR YEAR

Pasadena, CA – April 17, 2013 – East West Bancorp, Inc. (“East West”) (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported financial results for the first quarter of 2013. For the first quarter of 2013, net income was $72.1 million or $0.50 per dilutive share.

“East West is pleased to report solid earnings of $72.1 million or $0.50 per share for the first quarter of 2013, an increase in earnings per share of 11% from the prior year period,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “This is the 8th consecutive quarter we have increased both net income and earnings per share. This strong operating performance is due to our healthy balance sheet, solid loan and deposit growth, reduced credit costs and strong expense control. Quarter to date, we increased total loans by $285.1 million or 8% annualized to a record $15.4 billion and grew total deposits by $626.3 million or 14% annualized to a record $18.9 billion while achieving strong expense control with an efficiency ratio of 43.28%. The quarter to date loan growth was fueled by strong demand for single family loans, commercial real estate loans and commercial and industrial loans.”

Ng continued, “For the first quarter of 2013, East West achieved a return on average assets of 1.30%, and a return on average common equity of 12.45%, both increases from the prior quarter and the prior year periods and higher than many of our peers. Our solid balance sheet growth and strong earnings are complimented by our capital management activities, which included the buyback of $87.0 million of our common stock in the first quarter of 2013.”

“2013 marks the 40th anniversary of East West Bank. Throughout our history, we have sought to outperform our peers, even in challenging operating environments. With our ability to grow our market share, find new business opportunities, operate our business efficiently, and meet and exceed the needs of our customers and employees, we are confident that we will continue to deliver strong financial results for the remainder of 2013 and beyond,” concluded Ng.

Quarterly Results Summary

	Quarter Ended
Dollars in millions, except per share	March 31, 2013	December 31, 2012	March 31, 2012
Net income	$72.09	$71.90	$68.08
Net income available to common shareholders	$70.38	$70.19	$66.37
Earnings per share (diluted)	$0.50	$0.49	$0.45
Tangible book value per common share	$13.66	$13.55	$12.37

Return on average assets	1.30%	1.28%	1.26%
Return on average common equity	12.45%	12.26%	12.01%

Net interest income, adjusted (1)	$184.62	$198.42	$204.21
Net interest margin, adjusted (1)	3.62%	3.84%	4.21%
Cost of deposits	0.37%	0.40%	0.47%
Efficiency ratio	43.28%	41.41%	44.07%

First Quarter 2013 Highlights

●
Strong First Quarter Earnings – For the first quarter of 2013, net income was $72.1 million or $0.50 per dilutive share. Net income grew $191 thousand from the fourth quarter of 2012 and $4.0 million or 6% from the first quarter of 2012. Earnings per dilutive share grew 2% or $0.01 from the fourth quarter of 2012 and 11% or $0.05 from the first quarter of 2012.

●
Solid Return of Capital to Shareholders – During the first quarter 2013, we repurchased 3.5 million shares of our common stock for a total cost of $87.0 million. This capital action was in conjunction with the previously announced 50% increase in the quarterly common stock cash dividend from $0.10 to $0.15 per share.

●
Strong Capital Levels – Capital levels for East West remain high. As of March 31, 2013, East West’s Tier 1 risk-based capital and total risk-based ratios were 14.1% and 15.6%, respectively, over $800 million greater than the well capitalized requirements of 6% and 10%, respectively.

●
Strong Loan Growth – Quarter to date, total loans (including both covered and non-covered loans) grew $285.1 million to a record $15.4 billion as of March 31, 2013. This growth was largely due to increases in non-covered single-family real estate loans, non-covered commercial real estate loans and non-covered commercial and industrial loans, which grew 7% or $147.6 million, 3% or $110.4 million, and 1% or $49.5 million, respectively. This growth in non-covered loans was partially offset by a decrease in loans covered under loss-share agreements of 6% or $183.3 million quarter to date.

●
Strong Deposit Growth – Total deposits increased to record levels, increasing 3% or $626.3 million to a record $18.9 billion as of March 31, 2013, driven by strong growth in core deposits.  During the first quarter, core deposits increased by 6% or $713.3 million to a record $12.9 billion. The strong growth in core deposits was fueled by a 7% or $302.6 million increase in noninterest-bearing demand deposit accounts quarter to date to a record $4.8 billion as of March 31, 2013.

●
Reduction in Provision for Loan Loss and Net Charge-Offs – Net charge-offs on non-covered loans declined in the first quarter 2013 to $540 thousand, a 94% or $9.1 million decrease as compared to the fourth quarter of 2012. The total provision for loan losses was $4.3 million for the first quarter of 2013, a decrease of 67% or $8.8 million as compared to the fourth quarter of 2012.

●	Reduction in Noninterest Expense – Noninterest expense, net of FDIC reimbursement items totaled $96.4 million for the first quarter of 2013, down 2% or $1.7 million from the fourth quarter of 2012.1

Management Guidance

The Company is providing guidance for the second quarter and full year of 2013. Management is reaffirming the guidance provided earlier in the year, and estimates that fully diluted earnings per share for the full year of 2013 will range from $2.00 to $2.04, an increase of $0.11 to $0.15 or 6% to 8% from $1.89 from the full year 2012. This EPS guidance for the remainder of 2013 is based on a stable balance sheet, total loan growth of approximately $200 million per quarter, (including both covered and noncovered loans), an adjusted net interest margin ranging from 3.50% to 3.60%1, provision for loan losses of approximately $2.5 million to $5.0 million per quarter, noninterest expense, adjusted for FDIC reimbursements, of approximately $95.0 million to $100.0 million per quarter, and an effective tax rate of 35%.

Management currently estimates that fully diluted earnings per share for the second quarter of 2013 will range from $0.50 to $0.51 per dilutive share, based on the assumptions stated above. Management has reduced the net interest margin guidance for 2013 from the previously released guidance due to the continued net interest margin compression resulting from the low interest rate environment. However, at this point, given our loan growth, reduced credit costs and ability to control funding and operating expenses, management believes that both net income and earnings per share growth for 2013 are achievable.

Balance Sheet Summary

At March 31, 2013, total assets increased $565.8 million or 3% to $23.1 billion compared to $22.5 billion at December 31, 2012. Average earning assets also increased during the first quarter, up 1% or $144.6 million to $20.7 billion compared to the prior quarter. The increase in average earning assets during the first quarter was primarily attributable to increases in average balances for non-covered loans.

Total loans receivable increased to $15.4 billion at March 31, 2013, compared to $15.1 billion at December 31 2012. This increase in loans receivable for quarter to date was due to growth in the non-covered loan portfolio, partially offset by a decrease in the covered loan portfolio.

Covered Loans

Covered loans, net totaled $2.8 billion as of March 31, 2013, a decrease of $183.3 million or 6% from December 31, 2012. The decrease in the covered loan portfolio was primarily due to payoffs and paydown activity, as well as charge-offs.

The covered loan portfolio is comprised of loans acquired from the FDIC-assisted acquisitions of United Commercial Bank (UCB) and Washington First International Bank (WFIB) which are covered under loss-share agreements with the FDIC. During the first quarter of 2013, we recorded a net decrease in the FDIC indemnification asset and receivable included in noninterest (loss)/income of ($31.9) million, largely due to the continuing payoffs and the continuing improved credit performance of the UCB portfolio as compared to our original estimate.

Deposits

At March 31, 2013, total deposits equaled a record $18.9 billion an increase of 3% or $626.3 million from $18.3 billion at December 31, 2012. In the first quarter of 2013, we continued to execute our strategy to grow low-cost, commercial deposits while reducing our reliance on time deposits. Core deposits increased to a record $12.9 billion at March 31, 2013, or an increase of $713.3 million or 6% from December 31, 2012. The strong increase in core deposits during the first quarter of 2013 was largely driven by an increase in noninterest-bearing demand deposits which increased by $302.6 million or 7% to a record $4.8 billion. Time deposits decreased by $87.0 million or 1% from December 31, 2012 to $6.0 billion at March 31, 2013.

First Quarter 2013 Operating Results

Net Interest Income

Net interest income, adjusted for the net impact of covered loan dispositions, totaled $184.6 million for the first quarter of 2013, as compared to $198.4 million for the fourth quarter of 2012 and $204.2 million for the first quarter of 2012. The core net interest margin, excluding the net impact to interest income of $24.7 million resulting from covered loan activity and amortization of the FDIC indemnification asset, totaled 3.62% for the first quarter of 2013. This compares to a core net interest margin of 3.84% and 4.21%, excluding the net impact to interest income of $46.5 million and $14.7 million resulting from covered loan activity and amortization of the FDIC indemnification asset, for the fourth quarter of 2012 and first quarter of 2012, respectively.1

The decrease in the core net interest margin and net interest income in the first quarter of 2013 compared to the fourth quarter of 2012 is due to a decrease in accretable income from covered loans, the continued downward repricing of the investment securities and loan portfolios and the additional deposit growth, and resulting excess liquidity. East West and the rest of the banking industry continue to be challenged by the extended low interest rate environment, resulting in downward pressure on the net interest margin. East West actively looks for opportunities to minimize our cost of funds and maximize our asset yields, while also ensuring prudent interest rate risk management.

The cost of funds decreased 4 basis points from 0.64% in the fourth quarter of 2012 to 0.60% in the first quarter of 2013. The reduction in the cost of funds and interest expense is primarily due to management’s ongoing actions to reduce higher cost funding and time deposits, and grow core deposits. The Company increased core deposit balances by 6%, quarter over quarter. These combined actions resulted in an overall reduction in the cost of deposits of 3 basis point to 0.37% for the first quarter of 2013 from 0.40% in the prior quarter.

Noninterest (Loss)/ Income & Expense

The Company reported total noninterest (loss)/income for the first quarter of 2013 of ($2.1) million, an improvement from a noninterest loss of ($18.5) million in the fourth quarter of 2012 and a decrease from noninterest income of $21.7 million in the first quarter of 2012. The improvement of the noninterest (loss) from the prior quarter and the decrease from noninterest income for the prior year is primarily attributable to changes in the net reduction of the FDIC indemnification asset and FDIC receivable.

Branch fees, letter of credit and foreign exchange income, ancillary loan fees and other operating income totaled $24.0 million in the first quarter of 2013, a decrease of $2.9 million from $26.9 million in the fourth quarter of 2012 and an increase of $2.4 million from $21.6 million in the first quarter of 2012. In addition, included in noninterest income for the first quarter of 2013 were net gains on sales of investment securities of $5.6 million. A summary of fees and other operating income for the first quarter of 2013, compared to the fourth quarter of 2012 and first quarter of 2012 is detailed below:

	Quarter Ended			% Change
($ in thousands)	March 31, 2013	December 31, 2012	March 31, 2012	(Yr/Yr)

Branch fees	$7,654	$7,702	$7,662	0%
Letters of credit fees and foreign exchange income	7,398	7,932	6,071	22%
Ancillary loan fees	2,052	2,818	2,008	2%
Other operating income	6,901	8,408	5,818	19%
Total fees & other operating income	$24,005	$26,860	$21,559	11%

Noninterest expense totaled $96.4 million for the first quarter of 2013, a decrease of 8% or $8.9 million from the fourth quarter of 2012 and a decrease of 16% or $18.4 million from the first quarter of 2012.

Noninterest expense, excluding the impact of reimbursable (payable) amounts with the FDIC on covered assets and prepayment penalties for FHLB advances and other borrowings, totaled $96.4 million for the first quarter of 2013.1 A summary of noninterest expense for the first quarter of 2012, compared to the fourth quarter of 2012 and first quarter of 2012 is detailed below:

($ in thousands)	Quarter Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Total noninterest expense	$96,355	$105,206	$114,763
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount) *	(61)	3,920	12,122
Prepayment penalties for FHLB advances	-	3,161	1,321
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances	$96,416	$98,125	$101,320
 _______________________________________________
*
Pursuant to the shared-loss agreements, the FDIC reimburses the Company 80% of eligible losses with respect to covered assets. The FDIC also shares in 80% of the recoveries or gains with respect to covered assets. During the three months ended March 31, 2013, the Company had a net $61 thousand payable to the FDIC, mainly due to a net gain on sale of OREOs.

Total noninterest expense for the first quarter, excluding the impact of reimbursable (payable) amounts with the FDIC on covered assets and prepayment penalties for FHLB advances and other borrowings, decreased 2% or $1.7 million from the prior quarter to $96.4 million. The decrease in noninterest expense, quarter over quarter excluding the impact of reimbursable (payable) amounts with the FDIC on covered assets and prepayment penalties for FHLB advances and other borrowings, was due to a decrease in consulting expenses, amortization of investments in affordable housing partnerships, and credit cycle costs, offset by an increase in compensation and employee benefits. Credit cycle costs, which include other real estate owned expense, loan related expense, and legal expense decreased, totaling $7.0 million for the first quarter of 2013, as compared to $12.5 million for the fourth quarter of 2012.

The effective tax rate for the first quarter was 32.3% as compared to 33.5% in the prior quarter. The effective tax rate was reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments. Additionally, in the first quarter of 2013, the effective tax rate was reduced by the impact of $1.6 million due to the retroactive extension of certain exemptions as part of the American Taxpayer Relief Act of 2012 which was signed into law in 2013. Management expects that the tax rate for the remainder of 2013 will be approximately 35%.

Credit Quality

Non-covered Loans

For the first quarter of 2013, there was a reversal of provision for loan losses for non-covered loans of $762 thousand. This compares to a provision for loan losses of $13.8 million for the fourth quarter of 2012, and $16.5 million for the first quarter of 2012. Nonaccrual loans, excluding covered loans, totaled $127.2 million or 0.83% of total loans as of March 31, 2013, an increase of 18% or $19.1 million from the previous quarter and an increase of 5% or $6.4 million from the prior year. Correspondingly, nonperforming assets as of March 31, 2013, also increased from December 31, 2012, up 13% or $18.5 million to $159.5 million. The increase in nonaccrual loans from December 31, 2012 is largely due to one commercial and industrial loan which was matured and delinquent as of March 31, 2013. Management expects full payment of both principal and interest on this fully collateralized loan and expects it to be resolved in the second quarter of 2013.

Total net charge-offs on non-covered loans decreased to $540 thousand for the first quarter of 2013, down from $9.6 million in the fourth quarter of 2012. The allowance for non-covered loan losses was $228.8 million or 1.85% of non-covered loans receivable at March 31, 2013. This compares to an allowance for non-covered loan losses of $229.4 million or 1.92% of non-covered loans at December 31, 2012 and $214.3 million or 2.04% of non-covered loans at March 31, 2012. The total nonperforming assets, excluding covered assets, to total assets ratio has been under 1.0% for over three consecutive years with nonperforming assets of $159.5 million or 0.69% of total assets at March 31, 2013.

Covered Loans

During the first quarter of 2013, the Company recorded a provision for loan losses of $3.1 million, on covered loans outside of the scope of ASC 310-30 and $2.0 million on covered loans within the scope of ASC 310-30.  As these loans are covered under loss-sharing agreements with the FDIC, for any charge-offs, the Company records income of 80% of the charge-off amount in noninterest income as a net increase in the FDIC receivable, resulting in a net impact to earnings of 20% of the charge-off amount.

Capital Strength

(Dollars in millions)
	March 31, 2013	Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	9.2%	5.00%	$937
Tier 1 risk-based capital ratio	14.1%	6.00%	1,176
Total risk-based capital ratio	15.6%	10.00%	812
Tangible common equity to tangible assets ratio	8.2%	N/A	N/A
Tangible common equity to risk weighted assets ratio	12.9%	N/A	N/A

Our capital ratios remain very strong. As of March 31, 2013, our Tier 1 leverage capital ratio totaled 9.2%, our Tier 1 risk-based capital ratio totaled 14.1% and our total risk-based capital ratio totaled 15.6%.

The Company is focused on active capital management and is committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders. During the first quarter of 2013, the Company repurchased 3.5 million shares of common stock at an average price of $24.53 per share or $87.0 million in total cost. Under the stock repurchase program authorized by East West’s Board of Directors earlier in the year, management has the authority to repurchase up to a total of $200.0 million of the Company’s common stock.

Dividend Payout and Capital Actions

East West’s Board of Directors has declared the second quarter dividends for the common stock and for the Series A Preferred Stock. The common stock cash dividend of $0.15 is payable on or about May 13, 2013 to shareholders of record on April 26, 2013. The dividend on the Series A Preferred Stock of $20.00 per share is payable on May 1, 2013 to shareholders of record on April 15, 2013. Today, East West has announced the mandatory conversion of all Series A Preferred Stock as of May 1, 2013, at the option of the Company. The Series A Preferred Stock will be converted into approximately 5.6 million shares of common stock.

Conference Call

East West will host a conference call to discuss first quarter 2013 earnings with the public on Thursday, April 18, 2013 at 8:30 a.m. PDT/11:30 a.m. EDT. The public and investment community are invited to listen as management discusses first quarter results and operating developments. The following dial-in information is provided for participation in the conference call: Calls within the US – (877) 317-6789; Calls within Canada – (866) 605-3852; International calls – (412) 317-6789. A listen-only live broadcast of the call also will be available on the investor relations page of the Company's website at www.eastwestbank.com.

About East West

East West Bancorp is a publicly owned company with $23.1 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 120 locations worldwide, including in the United States markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shenzhen and Taipei. Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic, political or industry conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of liquidity; continued deterioration in values of real estate in California and other states where our bank makes loans, both residential and commercial; our ability to manage the loan portfolios acquired from FDIC-assisted acquisitions within the limits of the loss protection provided by the FDIC; changes in the financial performance and/or condition of our borrowers; changes in the level of nonperforming assets, reserve requirements, and charge-offs; the effect of changes in laws, regulations, and accounting standards, and related costs of these changes;  inflation, interest rate, securities market and monetary fluctuations; changes in the competitive environment among financial and bank holding companies and other financial service providers; changes in our organization, management; the adequacy of our enterprise risk management framework; the ability to manage our growth and the effect of acquisitions we may make and the integration of acquired businesses and branching efforts; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2012, and particularly the discussion of risk factors within that document.

1 See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	March 31, 2013	December 31, 2012	March 31, 2012
Assets
Cash and cash equivalents	$1,736,865	$1,323,106	$1,665,854
Short-term investments	379,029	366,378	177,576
Securities purchased under resale agreements	1,400,000	1,450,000	650,000
Investment securities	2,588,993	2,607,029	2,706,720
Loans receivable, excluding covered loans (net of allowance for loan
losses of $228,796, $229,382 and $214,253)	12,346,538	11,884,507	10,545,656
Covered loans, net	2,752,269	2,935,595	3,683,698
Total loans receivable, net	15,098,807	14,820,102	14,229,354
Federal Home Loan Bank and Federal Reserve Bank stock	144,831	155,278	178,144
FDIC indemnification asset	276,834	316,313	457,265
Other real estate owned, net	32,324	32,911	46,343
Other real estate owned covered, net	28,567	26,808	55,586
Premiums on deposits acquired, net	53,875	56,285	64,317
Goodwill	337,438	337,438	337,438
Other assets	1,024,392	1,044,462	1,181,185
Total assets	$23,101,955	$22,536,110	$21,749,782

Liabilities and Stockholders' Equity
Deposits	$18,935,702	$18,309,354	$17,338,569
Federal Home Loan Bank advances	313,494	312,975	394,719
Securities sold under repurchase agreements	995,000	995,000	995,000
Long-term debt	137,178	137,178	212,178
Other borrowings	—	20,000	—
Accrued expenses and other liabilities	377,462	379,481	526,019
Total liabilities	20,758,836	20,153,988	19,466,485
Stockholders' equity	2,343,119	2,382,122	2,283,297
Total liabilities and stockholders' equity	$23,101,955	$22,536,110	$21,749,782
Book value per common share	$16.55	$16.39	$15.19
Tangible book value per common share	$13.66	$13.55	$12.37
Number of common shares at period end	136,578	140,294	144,871

Ending Balances
	March 31, 2013	December 31, 2012	March 31, 2012
Loans receivable
Real estate - single family	$2,334,913	$2,187,323	$1,953,123
Real estate - multifamily	919,220	900,708	916,753
Real estate - commercial	3,754,434	3,644,035	3,454,641
Real estate - land and construction	241,878	250,660	322,233
Commercial	4,280,789	4,231,265	3,238,605
Consumer	843,794	744,882	612,758
Total non-covered loans receivable, excluding loans held for sale	12,375,028	11,958,873	10,498,113
Loans held for sale	226,635	174,317	280,830
Covered loans, net	2,752,269	2,935,595	3,683,698
Total loans receivable	15,353,932	15,068,785	14,462,641
Unearned fees, premiums and discounts	(26,329)	(19,301)	(19,034)
Allowance for loan losses on non-covered loans	(228,796)	(229,382)	(214,253)
Net loans receivable	$15,098,807	$14,820,102	$14,229,354

Deposits
Noninterest-bearing demand	$4,838,523	$4,535,877	$3,690,131
Interest-bearing checking	1,443,546	1,230,372	967,772
Money market	5,184,111	5,000,309	4,668,156
Savings	1,434,896	1,421,182	1,237,190
Total core deposits	12,901,076	12,187,740	10,563,249
Time deposits	6,034,626	6,121,614	6,775,320
Total deposits	$18,935,702	$18,309,354	$17,338,569

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended

	March 31, 2013	December 31, 2012	March 31, 2012

Interest and dividend income	$238,423	$276,521	$254,050
Interest expense	(29,132)	(31,577)	(35,132)
Net interest income before provision for loan losses	209,291	244,944	218,918
Reversal of (provision) for loan losses, excluding covered loans	762	(13,773)	(16,479)
(Provision for) reversal of loan losses on covered loans	(5,089)	689	(1,621)
Net interest income after provision for loan losses	204,964	231,860	200,818
Noninterest (loss) income	(2,099)	(18,454)	21,740
Noninterest expense	(96,355)	(105,206)	(114,763)
Income before provision for income taxes	106,510	108,200	107,795
Provision for income taxes	34,419	36,300	39,712
Net income	72,091	71,900	68,083
Preferred stock dividend	(1,714)	(1,715)	(1,714)
Net income available to common stockholders	$70,377	$70,185	$66,369
Net income per share, basic	$0.51	$0.50	$0.46
Net income per share, diluted	$0.50	$0.49	$0.45
Shares used to compute per share net income:
- Basic	137,648	138,802	145,347
- Diluted	143,519	144,564	151,996

	Quarter Ended

	March 31, 2013	December 31, 2012	March 31, 2012
Noninterest (loss) income:
Branch fees	$7,654	$7,702	$7,662
Decrease in FDIC indemnification asset and FDIC receivable	(31,899)	(49,731)	(5,418)
Net gain on sales of loans	94	145	5,179
Letters of credit fees and foreign exchange income	7,398	7,932	6,071
Net gain on sales of investment securities	5,577	110	483
Net gain on sale of fixed assets	124	4,162	36
Impairment loss on investment securities	—	—	(99)
Ancillary loan fees	2,052	2,818	2,008
Other operating income	6,901	8,408	5,818
Total noninterest (loss) income:	$(2,099)	$(18,454)	$21,740

Noninterest expense:
Compensation and employee benefits	$45,731	$41,593	$46,409
Occupancy and equipment expense	13,808	14,738	13,518
Loan related expenses	3,584	2,320	4,481
Other real estate owned (gain on sale) expense	(984)	4,315	10,865
Deposit insurance premiums and regulatory assessments	3,782	3,354	3,992
Prepayment penalties for FHLB advances	—	3,161	1,321
Legal expense	4,444	5,905	7,173
Amortization of premiums on deposits acquired	2,409	2,461	2,873
Data processing	2,437	2,257	2,464
Consulting expense	454	2,257	1,467
Amortization of investments in affordable housing partnerships	4,283	5,789	4,466
Other operating expense	16,407	17,056	15,734
Total noninterest expense	$96,355	$105,206	$114,763

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended

	March 31, 2013	December 31, 2012	March 31, 2012
Loans receivable
Real estate - single family	$2,255,091	$2,115,989	$1,878,028
Real estate - multifamily	895,202	904,682	931,252
Real estate - commercial	3,663,328	3,561,495	3,482,459
Real estate - land and construction	245,928	250,573	349,953
Commercial	4,206,571	3,847,207	3,180,433
Consumer	961,813	866,041	858,087
Total loans receivable, excluding covered loans	12,227,933	11,545,987	10,680,212
Covered loans	2,844,992	3,063,333	3,853,488
Total loans receivable	15,072,925	14,609,320	14,533,700
Investment securities	2,632,823	2,372,972	2,962,521
Earning assets	20,695,793	20,551,226	19,523,046
Total assets	22,576,638	22,413,289	21,690,453

Deposits
Noninterest-bearing demand	$4,479,746	$4,383,919	$3,546,201
Interest-bearing checking	1,285,270	1,204,855	962,967
Money market	5,118,495	5,075,389	4,665,731
Savings	1,423,090	1,360,805	1,183,325
Total core deposits	12,306,601	12,024,968	10,358,224
Time deposits	6,068,759	6,199,249	6,845,350
Total deposits	18,375,360	18,224,217	17,203,574
Interest-bearing liabilities	15,341,224	15,329,374	15,317,075
Stockholders' equity	2,376,260	2,359,764	2,305,716

Selected Ratios	Quarter Ended

	March 31, 2013	December 31, 2012	March 31, 2012
For The Period
Return on average assets	1.30%	1.28%	1.26%
Return on average common equity	12.45%	12.26%	12.01%
Interest rate spread	3.90%	4.53%	4.31%
Net interest margin	4.10%	4.74%	4.51%
Yield on earning assets	4.67%	5.35%	5.23%
Cost of deposits	0.37%	0.40%	0.47%
Cost of funds	0.60%	0.64%	0.75%
Noninterest expense/average assets (1)	1.61%	1.66%	1.97%
Efficiency ratio (2)	43.28%	41.41%	44.07%

(1)	Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances.

(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	March 31, 2013			March 31, 2012
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,206,840	$4,276	1.44%	$1,048,672	$6,532	2.51%
Securities purchased under resale agreements	1,628,611	5,529	1.38%	794,791	4,314	2.18%
Investment securities available-for-sale	2,632,823	10,210	1.57%	2,962,521	21,232	2.88%
Loans receivable	12,227,933	130,968	4.34%	10,680,212	125,675	4.73%
Loans receivable - covered	2,844,992	86,191	12.29%	3,853,488	95,364	9.95%
Federal Home Loan Bank and Federal Reserve Bank stock	154,594	1,249	3.28%	183,362	933	2.05%
Total interest-earning assets	20,695,793	238,423	4.67%	19,523,046	254,050	5.23%

Noninterest-earning assets:
Cash and cash equivalents	352,010			270,875
Allowance for loan losses	(236,287)			(223,181)
Other assets	1,765,122			2,119,713
Total assets	$22,576,638			$21,690,453

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	$1,285,270	$891	0.28%	$962,967	$688	0.29%
Money market accounts	5,118,495	4,086	0.32%	4,665,731	4,001	0.34%
Savings deposits	1,423,090	793	0.23%	1,183,325	582	0.20%
Time deposits	6,068,759	11,084	0.74%	6,845,350	14,893	0.88%
Federal funds purchased and other borrowings	279	—	—	8,932	2	0.11%
Federal Home Loan Bank advances	313,153	1,039	1.35%	431,776	2,142	1.99%
Securities sold under repurchase agreements	995,000	10,529	4.29%	1,006,816	11,722	4.68%
Long-term debt	137,178	710	2.10%	212,178	1,102	2.09%
Total interest-bearing liabilities	15,341,224	29,132	0.77%	15,317,075	35,132	0.92%

Noninterest-bearing liabilities:
Demand deposits	4,479,746			3,546,201
Other liabilities	379,408			521,461
Stockholders' equity	2,376,260			2,305,716
Total liabilities and stockholders' equity	$22,576,638			$21,690,453

Interest rate spread			3.90%			4.31%

Net interest income and net interest margin		$209,291	4.10%		$218,918	4.51%

Net interest income and net interest margin, adjusted (2)		$184,619	3.62%		$204,209	4.21%

(1)	Annualized.

(2)
Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $24.7 million and $14.7 million for the three months ended March 31, 2013 and 2012, respectively.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)
	Quarter Ended
	3/31/2013	12/31/2012	3/31/2012
NON-COVERED LOANS
Allowance for non-covered loans, beginning of period	$229,382	$223,637	$209,876
Allowance for unfunded loan commitments and letters of credit	716	1,565	(1,778)
(Reversal of) provision for loan losses, excluding covered loans	(762)	13,773	16,479

Net Charge-offs/(Recoveries):
Real estate - single family	(389)	166	1,295
Real estate - multifamily	(68)	(160)	795
Real estate - commercial	561	(23)	4,342
Real estate - land and construction	155	4,244	3,590
Commercial	730	5,124	222
Consumer	(449)	242	80
Total net charge-offs	540	9,593	10,324
Allowance for non-covered loans, end of period	$228,796	$229,382	$214,253

COVERED LOANS
Allowance for covered loans not accounted under ASC 310-30, beginning of period (1)	$5,153	$5,877	$6,647
Provision for (reversal of) loan losses on covered loans not accounted under ASC 310-30	3,097	(689)	1,621

Net Charge-offs:
Real estate - land and construction	—	26	—
Commercial	132	8	—
Consumer	—	1	—
Total net charge-offs	132	35	—
Allowance for covered loans not accounted under ASC 310-30, end of period (1)	$8,118	$5,153	$8,268

Provision for loan losses on covered loans accounted under ASC 310-30 (2)	$1,992	$—	$—
Total allowance for covered loans, end of period	$10,110	$5,153	$8,268
UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$9,437	$11,002	$11,000
(Reversal of) provision for unfunded loan commitments and letters of credit	(716)	(1,565)	1,778
Allowance balance, end of period	$8,721	$9,437	$12,778
GRAND TOTAL, END OF PERIOD	$247,627	$243,972	$235,299

Nonperforming assets to total assets (3)	0.69%	0.63%	0.77%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	1.85%	1.92%	2.04%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non- covered loans held for investment at end of period	1.92%	2.00%	2.16%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	179.92%	212.18%	177.36%
Nonaccrual loans to total loans (4)	0.83%	0.72%	0.83%

(1)
This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates of WFIB and UCB and, therefore, are covered under the shared-loss agreements with the FDIC but are not accounted for under ASC 310-30. Allowance on these subsequent drawdowns is accounted for as part of the allowance for loan losses.

(2)	This provision is related to loans covered under the shared-loss agreements with the FDIC, accounted under ASC 310-30.

(3)	Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.

(4)	Nonaccrual loans excludes covered loans. Total loans includes covered loans.

EAST WEST BANCORP, INC.
TOTAL NON-PERFORMING ASSETS, EXCLUDING COVERED ASSETS
(In thousands)
(unaudited)
AS OF MARCH 31, 2013
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$9,097	$497	$9,594	$5,059	$14,653
Real estate - multifamily	4,961	9,593	14,554	1,206	15,760
Real estate - commercial	8,718	10,533	19,251	13,973	33,224
Real estate - land and construction	31,365	305	31,670	11,739	43,409
Commercial	42,970	7,779	50,749	347	51,096
Consumer	1,345	-	1,345	-	1,345
Total	$98,456	$28,707	$127,163	$32,324	$159,487

AS OF DECEMBER 31, 2012
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$9,809	$1,301	$11,110	$4,590	$15,700
Real estate - multifamily	11,052	6,788	17,840	-	17,840
Real estate - commercial	8,354	9,485	17,839	16,489	34,328
Real estate - land and construction	31,023	637	31,660	11,795	43,455
Commercial	16,743	8,497	25,240	37	25,277
Consumer	3,921	499	4,420	-	4,420
Total	$80,902	$27,207	$108,109	$32,911	$141,020

AS OF MARCH 31, 2012
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$3,735	$-	$3,735	$6,591	$10,326
Real estate - multifamily	8,067	10,399	18,466	2,766	21,232
Real estate - commercial	39,605	3,449	43,054	23,190	66,244
Real estate - land and construction	38,909	530	39,439	13,084	52,523
Commercial	8,848	4,082	12,930	297	13,227
Consumer	3,174	-	3,174	415	3,589
Total	$102,338	$18,460	$120,798	$46,343	$167,141

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The tangible common equity to risk weighted assets and tangible common equity to tangible assets ratios are non-GAAP disclosures. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible assets ratio is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible assets ratios.

As of
March 31, 2013
Stockholders' equity	$2,343,119
Less:
Preferred equity	(83,027)
Goodwill and other intangible assets	(394,813)
Tangible common equity	$1,865,279

Risk-weighted assets	14,481,843

Tangible common equity to risk-weighted assets ratio	12.9%

As of
March 31, 2013
Total assets	$23,101,955
Less:
Goodwill and other intangible assets	(394,813)
Tangible assets	$22,707,142

Tangible common equity to tangible assets ratio	8.2%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

	Quarter Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Total noninterest expense	$96,355	$105,206	$114,763
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount) (1)	(61)	3,920	12,122
Prepayment penalties for FHLB advances	-	3,161	1,321
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances	$96,416	$98,125	$101,320

(1)
Pursuant to the shared-loss agreements, the FDIC reimburses the Company 80% of eligible losses with respect to covered assets.  The FDIC also shares in 80% of the recoveries or gains with respect to covered assets. During the three months ended March 31, 2013, the Company had a net $61 thousand payable to the FDIC, mainly due to a net gain on sale of OREOs.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans excluding such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended March 31, 2013
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$2,844,992	$86,191	12.29%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(24,672)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$61,519	8.77%

	Quarter Ended March 31, 2012
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$3,853,488	$95,364	9.95%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(14,709)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$80,655	8.42%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended March 31, 2013
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$20,695,793	$238,423	4.67%
Net interest income and net interest margin		209,291	4.10%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(24,672)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$184,619	3.62%

	Quarter Ended December 31, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$20,551,226	$276,521	5.35%
Net interest income and net interest margin		244,944	4.74%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(46,520)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$198,424	3.84%

	Quarter Ended March 31, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,523,046	$254,050	5.23%
Net interest income and net interest margin		218,918	4.51%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(14,709)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$204,209	4.21%

(1) Annualized.